151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2016 RESULTS

•	Net income (1) per share was $1.70 for the third quarter of 2016

•	Operating earnings (2) per share was $2.07 for the third quarter of 2016

•	Medical membership totaled 23.1 million at September 30, 2016

•	Total revenue was $15.8 billion for the third quarter of 2016

•	Aetna now projects full-year 2016 net income per share of $6.89 to $6.99 (4)

•	Aetna now projects full-year 2016 operating earnings per share of $7.95 to $8.05 (4)

HARTFORD, Conn., October 27, 2016 - Aetna (NYSE: AET) announced third quarter 2016 net income (1) of $603.9 million, or $1.70 per share. Operating earnings (2) for the third quarter of 2016 were $734.3 million, or $2.07 per share.

Third-Quarter Financial Results at a Glance

(Millions, except per share results)	2016	2015	Change
Total revenue	$15,781.5	$14,953.0	6%
Operating revenue (3)	15,736.9	14,986.1	5%
Net income (1)	603.9	560.1	8%
Operating earnings (2)	734.3	668.6	10%

Per share results:
Net income (1)	$1.70	$1.59	7%
Operating earnings (2)	2.07	1.90	9%

Weighted average common shares - diluted	354.3	352.5

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“Our third-quarter performance is a testament to our long-term strategy, which we expect will drive solid operating results for the remainder of 2016 and beyond,” said Mark T. Bertolini, Aetna chairman and CEO.  “We will continue to sharpen our focus on participation in key industry growth drivers, while helping lead the move to value-based care and transforming Aetna into a more consumer-centric company.”

“Solid performance among our core businesses and a focus on managing general and administrative expenses have once again offset pressure from our ACA-compliant products, resulting in a strong third quarter for the company and our shareholders,” said Shawn M. Guertin, Aetna executive vice president and chief financial officer. “Operating results in our Government business in particular remain robust, and recently released data show that among peers Aetna has the highest percentage of Medicare members enrolled in plans with an overall 2017 rating of four stars or higher.” (5)

Total company results

•
Net income (1) was $603.9 million for the third quarter of 2016 compared with $560.1 million for the third quarter of 2015. The increase in net income was primarily due to the increase in operating earnings described below and net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015, partially offset by an increase in transaction and integration-related costs (2) in 2016.

•
Operating earnings (2) were $734.3 million for the third quarter of 2016 compared with $668.6 million for the third quarter of 2015. The increase in operating earnings was primarily due to higher fees and other revenue in Aetna's Health Care segment and lower general and administrative expenses.

•
Total revenue and operating revenue (3) were $15.8 billion and $15.7 billion for the third quarter of 2016, respectively, and both $15.0 billion for the third quarter of 2015. The increase in total revenue and operating revenue was primarily due to higher Health Care premium yields and membership growth in Aetna's Government business, partially offset by membership declines in Aetna's Commercial Insured products.

•
Total operating expenses and adjusted operating expenses (2) were each $2.8 billion for the third quarter of 2016. The total company expense ratio was 17.9 percent and 18.9 percent for the third quarters of 2016 and 2015, respectively. The adjusted operating expense ratio (6) was 17.6 percent and 18.6 percent for the third quarters of 2016 and 2015, respectively. The improvement in both ratios during 2016 was primarily due to the

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increase in total revenue and operating revenue described above and the execution of Aetna's expense management initiatives.

•
After-tax net income margin was 3.8 percent and 3.7 percent for the third quarters of 2016 and 2015, respectively. Pretax operating margin (7) was 8.5 percent and 8.4 percent for the third quarters of 2016 and 2015, respectively.

•
Total debt to consolidated capitalization ratio (10) was 53.1 percent at September 30, 2016 compared with 32.6 percent at December 31, 2015. The total debt to consolidated capitalization ratio at September 30, 2016 reflects the issuance of $13 billion of senior notes to partially fund the proposed acquisition (the "Humana Acquisition") of Humana Inc ("Humana").

•
Days claims payable (10) was 57 days at September 30, 2016, a sequential increase of less than one day compared to June 30, 2016 and a three day increase compared to September 30, 2015. The year over year increase was primarily due to increased claim processing times.

•	Effective tax rate remained relatively flat at 44.4 percent for the third quarter of 2016 compared with 45.0 percent for the third quarter of 2015.

Health Care segment results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Net income (1) was $687.9 million for the third quarter of 2016 compared with $585.4 million for the third quarter of 2015. The increase in net income primarily reflects the increase in operating earnings described below and net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015.

•
Operating earnings (2) were $752.5 million for the third quarter of 2016 compared with $675.4 million for the third quarter of 2015. Operating earnings increased primarily due to higher underwriting margins in Aetna's Government business, higher fees and other revenue primarily due to higher average fee yields and lower general and administrative expenses. The increase was partially offset by lower underwriting margins in Aetna's Commercial business, primarily in Aetna's Small Group and Individual Commercial products.

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•
Total revenue and operating revenue (3) were both $15.1 billion for the third quarter of 2016 and both $14.3 billion for the third quarter of 2015. The increase in total revenue and operating revenue was primarily due to higher premium yields and membership growth in Aetna's Government business, partially offset by membership losses in Aetna's Commercial Insured products.

•	Medical membership at September 30, 2016 increased by 143 thousand compared with June 30, 2016, primarily reflecting increases in Aetna's Commercial ASC products.

•	Medical benefit ratios ("MBRs") for the three and nine months ended September 30, 2016 and 2015 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change		2016	2015	Change
Commercial	83.8%	80.7%	3.1	pts.	81.7%	80.0%	1.7	pts.
Government	80.1%	81.6%	(1.5)	pts.	81.6%	81.0%	.6	pts.
Total Health Care	82.0%	81.1%	.9	pts.	81.7%	80.5%	1.2	pts.

•
Aetna's third quarter 2016 Commercial MBR increased over the third quarter of 2015 primarily due to higher medical costs in Aetna's ACA compliant products, including a $20 million incremental premium deficiency reserve recorded during the third quarter of 2016 related to anticipated future losses for the 2016 coverage year in Aetna's Individual Commercial products.

•	Aetna's third quarter 2016 Government MBR decreased as compared to the third quarter of 2015 primarily due to improved performance in Aetna's Medicare products.

•
In the third quarter of 2016, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to second-quarter 2016 performance.

•
Prior-years' health care costs payable estimates developed favorably by $717.3 million and $769.0 million during the first nine months of 2016 and 2015, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2016 operating results.

Group Insurance segment results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Net income (1) was $22.4 million for the third quarter of 2016 compared with $22.8 million for the third quarter of 2015. Operating earnings (2) were $19.1 million for the third quarter of 2016 compared with $25.6 million for the third quarter of 2015. Net income and

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operating earnings decreased primarily due to higher operating expenses and lower net investment income. The decrease in net income was substantially offset by net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015.

•
Total revenue was $621.3 million for the third quarter of 2016 compared with $609.8 million for the third quarter of 2015. Total revenue increased primarily due to net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015. Operating revenue (3) was $616.1 million for the third quarter of 2016 compared with $614.1 million for the third quarter of 2015.

Large Case Pensions segment results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•
Net income (1) was $7.2 million for the third quarter of 2016 compared with $0.6 million for the third quarter of 2015. Net income increased primarily due to net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015. Operating earnings were $5.0 million for the third quarter of 2016 compared with $4.4 million for the third quarter of 2015.

•
Total revenue was $70.5 million and $62.4 million for the third quarters of 2016 and 2015, respectively. Total revenue increased primarily due to net realized capital gains for the third quarter of 2016 compared with net realized capital losses for the third quarter of 2015. Operating revenue (3) was $67.0 million and $68.2 million for the third quarters of 2016 and 2015, respectively.

Aetna's conference call to discuss third-quarter 2016 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13646253. Telephone replays will be available until 11 p.m. ET on November 10, 2016.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.7 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2016	2015	2016	2015
Revenue:
Health care premiums	$13,524.8	$12,834.8	$40,623.3	$38,711.4
Other premiums	548.5	543.5	1,635.8	1,627.5
Fees and other revenue	1,455.0	1,394.5	4,395.5	4,278.5
Net investment income	218.4	213.3	687.1	693.6
Net realized capital gains (losses)	34.8	(33.1)	85.5	(23.0)
Total revenue	15,781.5	14,953.0	47,427.2	45,288.0

Benefits and expenses:
Health care costs	11,091.8	10,409.5	33,171.6	31,146.3
Current and future benefits	534.9	528.8	1,589.3	1,596.1
Operating expenses:
Selling expenses	408.6	393.0	1,245.4	1,213.6
General and administrative expenses	2,422.1	2,436.1	7,232.0	7,231.5
Total operating expenses	2,830.7	2,829.1	8,477.4	8,445.1
Interest expense	189.2	97.6	414.7	257.4
Amortization of other acquired intangible assets	61.4	65.1	187.0	192.0
Reduction of reserve for anticipated future losses
on discontinued products	—	—	(128.5)	—
Total benefits and expenses	14,708.0	13,930.1	43,711.5	41,636.9

Income before income taxes	1,073.5	1,022.9	3,715.7	3,651.1
Income taxes	476.3	460.5	1,587.6	1,577.8
Net income including non-controlling interests	597.2	562.4	2,128.1	2,073.3
Less: Net (loss) income attributable to non-controlling interests	(6.7)	2.3	(3.5)	3.9
Net income attributable to Aetna	$603.9	$560.1	$2,131.6	$2,069.4

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Consolidated Balance Sheets

	(Unaudited)
(Millions)	At September 30, 2016	At December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$19,066.2	$2,524.3
Investments	2,982.2	3,014.8
Premiums receivable, net	2,126.7	1,753.1
Other receivables, net	2,942.6	2,443.2
Accrued investment income	231.7	227.7
Income taxes receivable	—	260.4
Other current assets	2,594.0	2,509.5
Total current assets	29,943.4	12,733.0
Long-term investments	22,756.1	21,664.8
Reinsurance recoverables	728.3	723.9
Goodwill	10,636.8	10,636.8
Other acquired intangible assets, net	1,502.3	1,688.3
Property and equipment, net	597.0	629.7
Other long-term assets	1,401.0	1,269.9
Separate Accounts assets	4,317.7	4,035.1
Total assets	$71,882.6	$53,381.5

Liabilities and shareholders’ equity:
Current liabilities:
Health care costs payable	$6,873.1	$6,305.7
Future policy benefits	653.6	671.8
Unpaid claims	764.8	772.3
Unearned premiums	1,843.0	549.2
Policyholders’ funds	2,602.6	2,262.5
Current portion of long-term debt	640.1	—
Income taxes payable	242.5	—
Accrued expenses and other current liabilities	5,715.8	4,920.0
Total current liabilities	19,335.5	15,481.5
Future policy benefits	5,992.9	6,268.2
Unpaid claims	1,710.6	1,655.6
Policyholders’ funds	948.1	885.6
Long-term debt, less current portion	20,022.1	7,785.4
Deferred income taxes	243.1	177.4
Other long-term liabilities	968.1	914.1
Separate Accounts liabilities	4,317.7	4,035.1
Total liabilities	53,538.1	37,202.9

Shareholders’ equity:
Common stock and additional paid-in capital	4,699.3	4,647.2
Retained earnings	14,666.0	12,797.4
Accumulated other comprehensive loss	(1,081.6)	(1,330.3)
Total Aetna shareholders’ equity	18,283.7	16,114.3
Non-controlling interests	60.8	64.3
Total equity	18,344.5	16,178.6
Total liabilities and equity	$71,882.6	$53,381.5

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Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(Millions)	2016	2015
Cash flows from operating activities:
Net income including non-controlling interests	$2,128.1	$2,073.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital (gains) losses	(85.5)	23.0
Depreciation and amortization	510.8	499.0
Debt fair value amortization	(22.2)	(22.7)
Amortization of interest rate hedges	11.9	4.4
Equity in losses (earnings) of affiliates, net	1.4	(34.1)
Stock-based compensation expense	147.4	138.5
Reduction of reserve for anticipated future losses on discontinued products	(128.5)	—
Amortization of net investment premium	62.1	61.2
Changes in assets and liabilities:
Accrued investment income	(4.0)	(2.5)
Premiums due and other receivables	(575.8)	(681.6)
Income taxes	386.9	270.2
Other assets and other liabilities	332.4	89.9
Health care and insurance liabilities	1,856.0	337.0
Net cash provided by operating activities	4,621.0	2,755.6
Cash flows from investing activities:
Proceeds from sales and maturities of investments	10,746.6	9,066.2
Cost of investments	(10,875.6)	(9,514.2)
Additions to property, equipment and software	(196.9)	(287.0)
Cash used for acquisitions, net of cash acquired	—	(20.6)
Net cash used for investing activities	(325.9)	(755.6)
Cash flows from financing activities:
Issuance of long-term debt	12,885.7	—
Repayment of long-term debt	—	(228.8)
Net repayment of short-term debt	—	(500.0)
Deposits and interest credited to investment contracts net of (withdrawals)	.4	(35.5)
Common shares issued under benefit plans, net	(103.1)	(106.1)
Stock-based compensation tax benefits	—	39.1
Settlements from repurchase agreements	—	(201.7)
Common shares repurchased	—	(296.3)
Dividends paid to shareholders	(262.7)	(261.5)
Net payment on interest rate derivatives	(273.5)	(23.7)
Distributions, non-controlling interests	—	(9.4)
Net cash provided by (used for) financing activities	12,246.8	(1,623.9)
Net increase in cash and cash equivalents	16,541.9	376.1
Cash and cash equivalents, beginning of period	2,524.3	1,420.4
Cash and cash equivalents, end of period	$19,066.2	$1,796.5

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Reconciliation of Certain Reported Amounts to the Most Directly Comparable GAAP Measure

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2016	2015	2016	2015
Net income (1) (GAAP measure)	$603.9	$560.1	$2,131.6	$2,069.4
Transaction and integration-related costs	164.0	62.3	333.1	138.6
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128.5)	—
Litigation-related proceeds	—	—	—	(109.6)
Amortization of other acquired intangible assets	61.4	65.1	187.0	192.0
Net realized capital (gains) losses	(34.8)	33.1	(85.5)	23.0
Income tax benefit	(60.2)	(52.0)	(99.0)	(78.4)
Operating earnings (2)	$734.3	$668.6	$2,338.7	$2,235.0

Weighted average common shares - basic	351.4	349.2	351.1	349.2

Weighted average common shares - diluted	354.3	352.5	354.1	352.5

Per Common Share
Net income (1) (GAAP measure)	$1.70	$1.59	$6.02	$5.87
Transaction and integration-related costs	.46	.18	.94	.39
Reduction of reserve for anticipated future losses on discontinued products	—	—	(.37)	—
Litigation-related proceeds	—	—	—	(.31)
Amortization of other acquired intangible assets	.18	.19	.53	.54
Net realized capital (gains) losses	(.10)	.09	(.24)	.07
Income tax benefit	(.17)	(.15)	(.28)	(.22)
Operating earnings (2)	$2.07	$1.90	$6.60	$6.34

Health Care, Group Insurance and Corporate Financing Operating Cash Flows as a Percentage of Operating Earnings

		For the Nine Months
		Ended September 30,
(Millions)		2016	2015
Net cash provided by operating activities (GAAP measure)		$4,621.0	$2,755.6
Less: Net cash used for operating activities: Large Case Pensions		(185.8)	(451.4)
Net cash provided by operating activities: Health Care, Group Insurance
and Corporate Financing	(A)	4,806.8	3,207.0
Net income: Health Care, Group Insurance and Corporate Financing (1) (GAAP Measure)	(B)	2,032.8	2,060.7
Transaction and integration-related costs		333.1	138.6
Litigation-related proceeds		—	(109.6)
Amortization of other acquired intangible assets		187.0	192.0
Net realized capital (gains) losses		(75.9)	16.9
Income tax benefit		(147.4)	(76.3)
Operating earnings: Health Care, Group Insurance and Corporate Financing	(C)	$2,329.6	$2,222.3

Operating Cash Flow as a Percentage of Income Ratios:
Operating cash flow as a percentage of net income (1) (GAAP Measure)	(A)/(B)	236.5%	155.6%
Operating cash flow as a percentage of operating earnings (2)	(A)/(C)	206.3%	144.3%

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Segment Information (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2016	2015	2016	2015
Health Care:
Total revenue (GAAP measure)	$15,089.7	$14,280.8	$45,327.5	$43,184.5
Interest income on proceeds of transaction-related debt	(9.8)	—	(12.4)	—
Litigation-related proceeds	—	—	—	(109.6)
Net realized capital (gains) losses	(26.1)	23.0	(50.5)	22.3
Operating revenue (3) (excludes net realized capital gains (losses) and other items)	$15,053.8	$14,303.8	$45,264.6	$43,097.2

Commercial Medical Benefit Ratio:
Premiums (GAAP measure)	$6,952.0	$7,166.8	$20,967.0	$21,608.6
Health care costs (GAAP measure)	$5,829.0	$5,786.9	$17,127.5	$17,286.5

Commercial MBR	83.8%	80.7%	81.7%	80.0%

Government Medical Benefit Ratio:
Premiums (GAAP measure)	$6,572.8	$5,668.0	$19,656.3	$17,102.8
Health care costs (GAAP measure)	$5,262.8	$4,622.6	$16,044.1	$13,859.8

Government MBR	80.1%	81.6%	81.6%	81.0%

Total Medical Benefit Ratio:
Premiums (GAAP measure)	$13,524.8	$12,834.8	$40,623.3	$38,711.4
Health care costs (GAAP measure)	$11,091.8	$10,409.5	$33,171.6	$31,146.3

Total MBR	82.0%	81.1%	81.7%	80.5%

Net income (1) (GAAP measure)	$687.9	$585.4	$2,167.7	$2,065.9
Transaction and integration-related costs	54.3	44.0	156.0	120.3
Litigation-related proceeds	—	—	—	(109.6)
Amortization of other acquired intangible assets	61.3	65.1	186.8	191.9
Net realized capital (gains) losses	(26.1)	23.0	(50.5)	22.3
Income tax benefit	(24.9)	(42.1)	(94.2)	(71.8)
Operating earnings (2)	$752.5	$675.4	$2,365.8	$2,219.0

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Segment Information continued (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2016	2015	2016	2015
Group Insurance:
Total revenue (GAAP measure)	$621.3	$609.8	$1,880.4	$1,865.4
Net realized capital (gains) losses	(5.2)	4.3	(25.4)	(5.4)
Operating revenue (3) (excludes net realized capital (gains) losses)	$616.1	$614.1	$1,855.0	$1,860.0

Net income (1) (GAAP measure)	$22.4	$22.8	$106.7	$117.7
Amortization of other acquired intangible assets	.1	—	.2	.1
Net realized capital (gains) losses	(5.2)	4.3	(25.4)	(5.4)
Income tax expense (benefit)	1.8	(1.5)	8.8	1.9
Operating earnings (2)	$19.1	$25.6	$90.3	$114.3

Large Case Pensions:
Total revenue (GAAP measure)	$70.5	$62.4	$219.3	$238.1
Net realized capital (gains) losses	(3.5)	5.8	(9.6)	6.1
Operating revenue (3) (excludes net realized capital (gains) losses)	$67.0	$68.2	$209.7	$244.2

Net income (1) (GAAP measure)	$7.2	$.6	$98.8	$8.7
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128.5)	—
Net realized capital (gains) losses	(3.5)	5.8	(9.6)	6.1
Income tax expense (benefit)	1.3	(2.0)	48.4	(2.1)
Operating earnings (2)	$5.0	$4.4	$9.1	$12.7

Corporate Financing: (9)
Net loss (1) (GAAP measure)	$(113.6)	$(48.7)	$(241.6)	$(122.9)
Transaction-related costs	109.7	18.3	177.1	18.3
Income tax benefit	(38.4)	(6.4)	(62.0)	(6.4)
Operating loss (2)	$(42.3)	$(36.8)	$(126.5)	$(111.0)

Total Company:
Total revenue (GAAP measure) (A)	$15,781.5	$14,953.0	$47,427.2	$45,288.0
Interest income on proceeds of transaction-related debt	(9.8)	—	(12.4)	—
Litigation-related proceeds	—	—	—	(109.6)
Net realized capital (gains) losses	(34.8)	33.1	(85.5)	23.0
Operating revenue (3) (excludes net realized capital gains and other items) (B)	$15,736.9	$14,986.1	$47,329.3	$45,201.4

Total operating expenses (GAAP measure) (C)	$2,830.7	$2,829.1	$8,477.4	$8,445.1
Transaction and integration-related costs	(64.0)	(44.0)	(168.4)	(120.3)
Adjusted operating expenses (D)	$2,766.7	$2,785.1	$8,309.0	$8,324.8

Operating Expense Ratios:
Total company expense ratio (C)/(A) (GAAP measure)	17.9%	18.9%	17.9%	18.6%
Adjusted operating expense ratio (6) (D)/(B)	17.6%	18.6%	17.6%	18.4%

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2016	2015	2016	2015
Reconciliation to Income Before Income Taxes:
Income before income taxes (GAAP measure)	$1,073.5	$1,022.9	$3,715.7	$3,651.1
Interest expense *	79.4	79.3	237.6	239.1
Transaction and integration-related costs	164.0	62.3	333.1	138.6
Reduction of reserve for anticipated future losses
on discontinued products	—	—	(128.5)	—
Litigation-related proceeds	—	—	—	(109.6)
Amortization of other acquired intangible assets	61.4	65.1	187.0	192.0
Net realized capital (gains) losses	(34.8)	33.1	(85.5)	23.0
Operating earnings (2) before income taxes, excluding interest expense (A)	$1,343.5	$1,262.7	$4,259.4	$4,134.2

Reconciliation to Net Income:
Net income (1) (GAAP measure) (B)	$603.9	$560.1	$2,131.6	$2,069.4
Interest expense *	79.4	79.3	237.6	239.1
Transaction and integration-related costs	164.0	62.3	333.1	138.6
Reduction of reserve for anticipated future losses
on discontinued products	—	—	(128.5)	—
Litigation-related proceeds	—	—	—	(109.6)
Amortization of other acquired intangible assets	61.4	65.1	187.0	192.0
Net realized capital (gains) losses	(34.8)	33.1	(85.5)	23.0
Income tax benefit	(88.0)	(79.7)	(182.2)	(162.1)
Operating earnings (2) excluding interest expense, net of tax	$785.9	$720.2	$2,493.1	$2,390.4

Reconciliation to Total Revenue:
Total revenue (GAAP measure) (C)	$15,781.5	$14,953.0	$47,427.2	$45,288.0
Interest income on proceeds of transaction-related debt	(9.8)	—	(12.4)	—
Litigation-related proceeds	—	—	—	(109.6)
Net realized capital (gains) losses	(34.8)	33.1	(85.5)	23.0
Operating revenue (3) (excludes net realized capital gains and other items) (D)	$15,736.9	$14,986.1	$47,329.3	$45,201.4

Net Income and Operating Margins:
After-tax net income margin (B)/(C) (GAAP measure)	3.8%	3.7%	4.5%	4.6%
Pretax operating margin (7) (A)/(D)	8.5%	8.4%	9.0%	9.1%

*Interest expense for the three and nine months ended September 30, 2016 and 2015 excludes costs associated with the term loan credit agreement (the “Term Loan Agreement”) executed in connection with the Humana Acquisition. Interest expense for the nine months ended September 30, 2016 and the three and nine months ended September 30, 2015 excludes costs associated with bridge credit agreement (the “Bridge Credit Agreement”) executed in connection with the Humana Acquisition. Interest expense for the three and nine months ended September 30, 2016 also excludes the negative cost of carry on transaction-related debt incurred in connection with the Humana Acquisition. These costs are included within transaction and integration-related costs.

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(1) Net income (loss) refers to net income (loss) attributable to Aetna reported in Aetna's Consolidated Statements of Income in accordance with U.S. generally accepted accounting principles ("GAAP"). Unless otherwise indicated, all references in this press release to net income (loss) and net income per share exclude amounts attributable to non-controlling interests.

(2) Non-GAAP financial measures such as operating earnings, operating earnings per share, adjusted operating expenses, operating revenue, operating cash flow as a percentage of operating earnings, adjusted operating expense ratio and pretax operating margin exclude from the relevant GAAP metrics, as applicable:

•	Amortization of other acquired intangible assets;

•	Net realized capital gains or losses; and

•	Other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Although the excluded items may recur, management believes that non-GAAP financial measures Aetna discloses, including those described above, provide a more useful comparison of Aetna's underlying business performance from period to period. Operating earnings is the measure reported to the Chief Executive Officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. The non-GAAP financial measures Aetna discloses, including those described above, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from operating earnings, adjusted operating expenses and operating revenue, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs during the three and nine months ended September 30, 2016 and 2015 related to the acquisitions of Coventry Health Care, Inc. (“Coventry”) and bswift LLC ("bswift") and the Humana Acquisition. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the Bridge Credit Agreement and the Term Loan Agreement executed in connection with the Humana Acquisition, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Acquisition. Prior to the closing of the Humana Acquisition, the negative cost of carry associated with the June 2016 debt financing is excluded from operating earnings. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. On and after the closing of the Humana Acquisition, the interest expense and net investment income associated with the June 2016 debt financing no longer will be excluded from operating earnings.

•
In 1993, Aetna discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which Aetna reviews quarterly. During the nine months ended September 30, 2016, Aetna reduced the reserve for anticipated future losses on discontinued products. Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to Aetna's continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

•
In the nine months ended September 30, 2015, Aetna received proceeds, net of legal costs, in connection with a litigation settlement. These net proceeds were recorded in fees and other revenue in Aetna's GAAP Consolidated Statements of Income.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•
The corresponding tax benefit or expense related to the items excluded from operating earnings discussed above. The tax benefit or expense was calculated utilizing the appropriate tax rate for each individual item excluded from operating earnings.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 10 through 13 of this press release.

(3) Operating revenue excludes net realized capital gains and losses, litigation-related proceeds and interest income on the proceeds of the transaction-related June 2016 debt as noted in (2) above. Refer to the tables on pages 11 through 13 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

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(4) Projected full-year 2016 net income and operating earnings per share reflect approximately 354 million weighted average diluted shares. Projected full-year 2016 operating earnings per share exclude from net income estimated amortization of other acquired intangible assets, projected integration-related costs related to the Coventry and bswift acquisitions and the Humana Acquisition, projected transaction-related costs (including projected litigation costs) related to the Humana Acquisition, projected net realized capital gains and losses, other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance and the corresponding tax benefit or expense related to the items excluded from operating earnings per share discussed above. Amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. The table below reconciles projected 2016 operating earnings per share to projected 2016 net income per share:

Reconciliation of Projected 2016 Net Income Per Share to Projected 2016 Operating Earnings Per Share
Projected net income per share (GAAP measure)	$ 6.89 - 6.99
Transaction and integration-related costs	1.47
Reduction of reserve for anticipated future losses on discontinued products	(.36)
Amortization of other acquired intangible assets	.70
Net realized capital gains	(.24)
Income tax benefit	(.51)
Projected operating earnings per share	$ 7.95 - 8.05

Aetna will experience net realized capital gains or net realized capital losses during the remainder of 2016, however Aetna cannot project the amount of such future gains or losses. Therefore, Aetna has assumed no net realized capital gains or losses after September 30, 2016 for purposes of projecting net income and net income per share. Aetna's annual net realized capital gains or losses ranged from a net realized capital loss of $64.5 million to a net realized capital gain of $80.4 million during calendar years 2013 through 2015.

(5) Among publicly traded companies with more than 250,000 Medicare Advantage enrollees. Based on Medicare membership at September 1, 2016.

(6) The adjusted operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of this metric to the comparable GAAP measure for the periods covered by this press release, refer to page 12 of this press release.

(7) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(8) Operating revenue and adjusted operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(9) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (2) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(10) Days Claims Payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The Total Debt to Consolidated Capitalization Ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to net income per share, operating earnings per share, transaction and integration-related costs, amortization of other acquired intangible assets, the income tax benefit related to items excluded from operating earnings, weighted average dilutive shares, future operating

Aetna/16

results, its ability to help lead the move to value-based care, and its ability to transform are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the profitability of Aetna’s and Humana’s public health insurance exchange and ACA compliant small group products, where membership has had and may continue to have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); increased pharmacy costs (including in Aetna’s and/or Humana’s public health insurance exchange products)); uncertainty related to Aetna’s and Humana’s accruals for the ACA's reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to the ACA's risk management and subsidy programs; the implementation of health care reform legislation, including collection of ACA fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of public health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; the timing to consummate Aetna’s proposed acquisition of Humana (the “Humana Acquisition”); the resolution of the Department of Justice litigation relating to the Humana Acquisition; the timing to consummate the proposed divestitures of certain of Aetna’s and Humana’s Medicare Advantage assets (collectively, the “Divestitures”); the risk that a condition to closing of the Humana Acquisition and/or the Divestitures may not be satisfied; the risk that a regulatory approval that may be required for Aetna's 2017 public health insurance exchange products or off-exchange individual products, the Humana Acquisition and/or the Divestitures is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the Humana Acquisition; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the Humana Acquisition; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on Humana Acquisition-related and/or Divestiture-related issues; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios. Key components of the legislation will continue to be phased in through 2020, and Aetna will be required to dedicate material resources and incur material expenses during 2016 to implement health care reform. Significant parts of the legislation, including aspects of public health insurance exchanges, nondiscrimination requirements, reinsurance, risk corridor and risk adjustment, continue to evolve through the promulgation of regulations and guidance at the federal level. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing, operating and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives (including the Divestitures) simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ ("CMS") star rating bonus payments; Aetna's and/or Humana's ability to maintain and/or enhance its CMS star ratings; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their

Aetna/17

relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2015 Annual Report on Form 10-K (“Aetna’s 2015 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 ("Aetna's June 2016 Quarterly Report"), each on file with the Securities and Exchange Commission ("SEC"), and Aetna’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (“Aetna’s September 2016 Quarterly Report”), when filed with the SEC. For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2015 Annual Report on Form 10-K (“Humana’s 2015 Annual Report”) and Humana's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished during 2016, each on file with the SEC. You should also read Aetna’s 2015 Annual Report and Aetna's June 2016 Quarterly Report, each on file with the SEC, and Aetna’s September 2016 Quarterly Report, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2015 Annual Report, Humana's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each on file with the SEC, and Humana’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, when filed with the SEC, for a discussion of Humana’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

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Supplementary Information

Membership

	September 30, 2016			June 30, 2016			December 31, 2015			September 30, 2015
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	5,596	13,064	18,660	5,667	12,947	18,614	5,777	13,593	19,370	5,889	13,614	19,503
Medicare Advantage	1,364	—	1,364	1,344	—	1,344	1,251	—	1,251	1,246	—	1,246
Medicare Supplement	667	—	667	637	—	637	566	—	566	534	—	534
Medicaid	1,629	801	2,430	1,592	791	2,383	1,529	771	2,300	1,461	762	2,223
Total Medical Membership	9,256	13,865	23,121	9,240	13,738	22,978	9,123	14,364	23,487	9,130	14,376	23,506

Dental Membership:
Total Dental Membership	5,940	8,393	14,333	5,926	8,393	14,319	6,243	8,391	14,634	6,215	8,428	14,643

Pharmacy Benefit Management Membership:
Commercial			9,610			9,598			10,237			10,434
Medicare Prescription Drug Plan (stand-alone)			2,031			1,967			1,466			1,443
Medicare Advantage Prescription Drug Plan			952			943			863			861
Medicaid			2,719			2,657			2,587			2,568
Total Pharmacy Benefit Management Services Membership			15,312			15,165			15,153			15,306

Days Claims Payable

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Days Claims Payable	57.0	56.2	57.3	54.9	54.3

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Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the three months ended September 30, 2016
Revenue:
Health care premiums	$13,524.8	$—	$—	$—	$13,524.8
Other premiums	—	536.0	12.5	—	548.5
Fees and other revenue	1,425.1	27.7	2.2	—	1,455.0
Net investment income	113.7	52.4	52.3	—	218.4
Net realized capital gains	26.1	5.2	3.5	—	34.8
Total revenue	15,089.7	621.3	70.5	—	15,781.5
Benefits and expenses:
Health care costs	11,091.8	—	—	—	11,091.8
Current and future benefits	—	473.9	61.0	—	534.9
Operating expenses:
Selling expenses	376.7	31.9	—	—	408.6
General and administrative expenses	2,345.1	88.3	3.1	(14.4)	2,422.1
Total operating expenses	2,721.8	120.2	3.1	(14.4)	2,830.7
Interest expense	—	—	—	189.2	189.2
Amortization of other acquired intangible assets	61.3	.1	—	—	61.4
Total benefits and expenses	13,874.9	594.2	64.1	174.8	14,708.0
Income (loss) before income taxes	1,214.8	27.1	6.4	(174.8)	1,073.5
Income tax expense (benefit)	533.4	4.7	(.6)	(61.2)	476.3
Net income (loss) including non-controlling interests	681.4	22.4	7.0	(113.6)	597.2
Less: Net loss attributable to non-controlling interests	(6.5)	—	(.2)	—	(6.7)
Net income (loss) attributable to Aetna	$687.9	$22.4	$7.2	$(113.6)	$603.9

For the three months ended September 30, 2015
Revenue:
Health care premiums	$12,834.8	$—	$—	$—	$12,834.8
Other premiums	—	532.7	10.8	—	543.5
Fees and other revenue	1,367.5	24.8	2.2	—	1,394.5
Net investment income	101.5	56.6	55.2	—	213.3
Net realized capital losses	(23.0)	(4.3)	(5.8)	—	(33.1)
Total revenue	14,280.8	609.8	62.4	—	14,953.0
Benefits and expenses:
Health care costs	10,409.5	—	—	—	10,409.5
Current and future benefits	—	466.8	62.0	—	528.8
Operating expenses:
Selling expenses	361.5	31.5	—	—	393.0
General and administrative expenses	2,372.4	83.2	3.2	(22.7)	2,436.1
Total operating expenses	2,733.9	114.7	3.2	(22.7)	2,829.1
Interest expense	—	—	—	97.6	97.6
Amortization of other acquired intangible assets	65.1	—	—	—	65.1
Total benefits and expenses	13,208.5	581.5	65.2	74.9	13,930.1
Income (loss) before income taxes	1,072.3	28.3	(2.8)	(74.9)	1,022.9
Income tax expense (benefit)	484.4	5.5	(3.2)	(26.2)	460.5
Net income (loss) including non-controlling interests	587.9	22.8	.4	(48.7)	562.4
Less: Net income (loss) attributable to non-controlling interests	2.5	—	(.2)	—	2.3
Net income (loss) attributable to Aetna	$585.4	$22.8	$.6	$(48.7)	$560.1

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Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the nine months ended September 30, 2016
Revenue:
Health care premiums	$40,623.3	$—	$—	$—	$40,623.3
Other premiums	—	1,603.6	32.2	—	1,635.8
Fees and other revenue	4,309.3	79.5	6.7	—	4,395.5
Net investment income	344.4	171.9	170.8	—	687.1
Net realized capital gains	50.5	25.4	9.6	—	85.5
Total revenue	45,327.5	1,880.4	219.3	—	47,427.2
Benefits and expenses:
Health care costs	33,171.6	—	—	—	33,171.6
Current and future benefits	—	1,394.5	194.8	—	1,589.3
Operating expenses:
Selling expenses	1,150.0	95.4	—	—	1,245.4
General and administrative expenses	7,003.9	261.6	9.5	(43.0)	7,232.0
Total operating expenses	8,153.9	357.0	9.5	(43.0)	8,477.4
Interest expense	—	—	—	414.7	414.7
Amortization of other acquired intangible assets	186.8	.2	—	—	187.0
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128.5)	—	(128.5)
Total benefits and expenses	41,512.3	1,751.7	75.8	371.7	43,711.5
Income (loss) before income taxes	3,815.2	128.7	143.5	(371.7)	3,715.7
Income tax expense (benefit)	1,650.2	22.0	45.5	(130.1)	1,587.6
Net income (loss) including non-controlling interests	2,165.0	106.7	98.0	(241.6)	2,128.1
Less: Net loss attributable to non-controlling interests	(2.7)	—	(.8)	—	(3.5)
Net income (loss) attributable to Aetna	$2,167.7	$106.7	$98.8	$(241.6)	$2,131.6

For the nine months ended September 30, 2015
Revenue:
Health care premiums	$38,711.4	$—	$—	$—	$38,711.4
Other premiums	—	1,599.6	27.9	—	1,627.5
Fees and other revenue	4,193.5	78.0	7.0	—	4,278.5
Net investment income	301.9	182.4	209.3	—	693.6
Net realized capital (losses) gains	(22.3)	5.4	(6.1)	—	(23.0)
Total revenue	43,184.5	1,865.4	238.1	—	45,288.0
Benefits and expenses:
Health care costs	31,146.3	—	—	—	31,146.3
Current and future benefits	—	1,372.7	223.4	—	1,596.1
Operating expenses:
Selling expenses	1,123.9	89.7	—	—	1,213.6
General and administrative expenses	7,038.5	252.0	9.3	(68.3)	7,231.5
Total operating expenses	8,162.4	341.7	9.3	(68.3)	8,445.1
Interest expense	—	—	—	257.4	257.4
Amortization of other acquired intangible assets	191.9	.1	—	—	192.0
Total benefits and expenses	39,500.6	1,714.5	232.7	189.1	41,636.9
Income (loss) before income taxes	3,683.9	150.9	5.4	(189.1)	3,651.1
Income tax expense (benefit)	1,615.8	33.2	(5.0)	(66.2)	1,577.8
Net income (loss) including non-controlling interests	2,068.1	117.7	10.4	(122.9)	2,073.3
Less: Net income attributable to non-controlling interests	2.2	—	1.7	—	3.9
Net income (loss) attributable to Aetna	$2,065.9	$117.7	$8.7	$(122.9)	$2,069.4

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Roll Forward of Health Care Costs Payable

	Nine Months Ended
	September 30,
(Millions)	2016	2015
Health care costs payable, beginning of period	$6,305.7	$5,621.1
Less: reinsurance recoverables	4.1	5.8
Health care costs payable, beginning of period, net	6,301.6	5,615.3
Add: Components of incurred health care costs:
Current year	33,803.9	31,915.3
Prior years (a)	(717.3)	(769.0)
Total incurred health care costs (b)	33,086.6	31,146.3

Less: Claims paid
Current year	27,381.2	26,062.7
Prior years	5,221.6	4,554.1
Total claims paid	32,602.8	30,616.8

Health care costs payable, end of period, net	6,785.4	6,144.8
Add: premium deficiency reserve	85.0	—
Add: reinsurance recoverables	2.7	2.8
Health care costs payable, end of period	$6,873.1	$6,147.6

Health care costs payable:
Incurred but not reported claims	$5,878.7	$5,203.7
Other claims	994.4	943.9
Total health care costs payable	$6,873.1	$6,147.6

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for less than originally estimated.
(b) Total incurred health care costs exclude from the table above $85 million related to the premium deficiency reserve recorded during the nine months ended September 30, 2016 on Aetna's Individual Commercial products.

Health Care Reform's Reinsurance, Risk Adjustment and Risk Corridor (the “3Rs”) (c)
Net Receivable (Payable)
	At September 30, 2016			At December 31, 2015
(Millions)	Reinsurance	Risk Adjustment	Risk Corridor (d)	Reinsurance	Risk Adjustment	Risk Corridor
Current (e)	$132.9	$(555.1)	$(53.9)	$394.5	$(710.2)	$(8.1)
Long-term	10.1	49.1	—	—	—	—
Total net receivable (payable)	$143.0	$(506.0)	$(53.9)	$394.5	$(710.2)	$(8.1)

(c) Aetna participates in certain public health insurance exchanges established pursuant to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, “Health Care Reform” or the “ACA”). Under regulations established by the U.S. Department of Health and Human Services (“HHS”), HHS pays Aetna a portion of the premium and a portion of the health care costs for low-income individual Public Exchange members. In addition, HHS administers the 3Rs risk management programs.

Aetna/22

(d) At September 30, 2016, Aetna estimates that it is entitled to receive a total of $377 million from HHS under the three-year ACA risk corridor program for the 2014 through 2016 program years. At September 30, 2016, Aetna did not record any ACA risk corridor receivables related to the 2016 or 2015 program years or any amount in excess of the prorated 12.6% HHS funding amount received for the 2014 program year, because payments from HHS are uncertain.
(e) At September 30, 2016, $41.7 million of ACA reinsurance receivables and $35.4 million of ACA risk adjustment receivables related to the respective 2015 programs. The remainder of the net balances related to the respective 2016 programs.